PRESS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290
                                                                                                                                                                                                    Exhibit 99.1
Release date: November 13, 2014	Contact:Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL YEAR 2014
•	ADJUSTED EARNINGS OF $2.74 PER SHARE; GAAP EARNINGS OF $1.53 PER SHARE
•	REVENUES OF $1.1 BILLION; AN INCREASE OF 12.3% FROM A YEAR AGO
•	ANNUAL DIVIDEND RATE INCREASED 18.2% TO $0.52 PER SHARE
•	INTEGRATION OF SCHAWK, INC. ("SGK") ON TRACK

PITTSBURGH, PA, NOVEMBER 13, 2014 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter and fiscal year ended September 30, 2014.

The Company's consolidated sales for fiscal 2014 were $1.1 billion, compared to $985.4 million a year ago, representing an increase of 12.3%.  The acquisition of Schawk, Inc. ("SGK"), higher sales in the Graphics Imaging and Marking and Fulfillment Systems segments, and significant projects for the Merchandising Solutions and Cremation segments contributed to the year-over-year sales growth.

Net income attributable to the Company for the current fiscal year was $43.7 million, or $1.53 per share, compared to $54.9 million, or $1.98 per share, last year.  On a non-GAAP adjusted basis, earnings for fiscal 2014 were $2.74 per share, compared to $2.59 per share a year ago (a reconciliation of non-GAAP financial information is provided in the table below).  Earnings for the current fiscal year reflect the operating results of SGK for the period July 29, 2014 (acquisition date) through September 30, 2014.  In addition, current year earnings were impacted by costs in connection with the SGK acquisition and integration, strategic cost initiatives, and expenses in connection with an ongoing litigation matter in the Funeral Home Products segment.  As a result of the acquisition, beginning this quarter, the Company is including intangible amortization expense as a non-GAAP adjustment.  Non-GAAP adjustments a year ago included costs in connection with the Company's strategic initiatives and expenses in connection with the litigation in the Funeral Home Products segment, partially offset by net gains related to previous acquisitions.

Matthews International Corporation                                                                                                                          2 of 6              November 13, 2014

The Company's consolidated sales for the fiscal 2014 fourth quarter were $349.8 million, compared to $252.7 million a year ago, representing an increase of $97.1 million, or 38.4%.  The increase was principally attributable to the acquisition of SGK, and higher sales in the Graphics Imaging, Merchandising Solutions, Cemetery Products and Marking and Fulfillment Systems segments.

Net income attributable to the Company for the current quarter was $5.2 million, or $0.16 per share, compared to $14.5 million, or $0.52 per share, for the fourth fiscal quarter last year.  On a non-GAAP adjusted basis, earnings for the fiscal 2014 fourth quarter were $0.82 per share, compared to $0.77 per share a year ago (a reconciliation of non-GAAP financial information is provided in the table below).  Earnings for the current quarter reflect the operating results of SGK from the acquisition date through September 30, 2014.  Consolidated operating results for the current quarter were also impacted by costs in connection with the SGK acquisition and integration, strategic cost initiatives, and expenses in connection with certain litigation in the Funeral Home Products segment.  Non-GAAP adjustments a year ago primarily included costs in connection with the Company's strategic initiatives and expenses in connection with certain litigation in the Funeral Home Products segment, partially offset by net gains related to previous acquisitions.

In the Brand Solutions group, SGK reported sales of $75.1 million for the period from the acquisition date through September 30, 2014.  Excluding SGK, sales for the Graphics Imaging Group for the fiscal 2014 fourth quarter were 18.8% higher than a year ago.  Sales growth was reported in all of the Group's principal markets, particularly in Europe.  Merchandising Solutions segment sales also increased for the fiscal 2014 fourth quarter, compared to the same quarter last year, reflecting a significant display project which benefitted the two most recent fiscal quarters.

The Marking and Fulfillment Systems segment reported higher sales for the current quarter, compared to a year ago, principally resulting from unit volume increases in the North America and European markets.

In the Memorialization group, Cemetery Products sales for the current quarter were higher than a year ago, reflecting increased unit volume.  Fiscal 2014 fourth quarter Funeral Home Products sales were slightly lower than last year primarily resulting from a decline in independent distributor sales.  Cremation equipment sales also declined for the fiscal 2014 fourth quarter, compared to a year ago, principally attributable to lower volume in North America and Europe.

In discussing the Company's results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

Matthews International Corporation                                                                                                                              3 of 6            November 13, 2014

"Fiscal 2014 was an exciting year for Matthews.  We continued to make good progress on our strategic initiatives and completed the largest acquisition in the Company's history.  As a result, we are well on our way to establishing a strong foundation for the continued growth of our Company.

"From a financial perspective, our operating results for fiscal 2014 were within our original guidance range, even excluding the incremental earnings of the SGK acquisition.  The Company's operating cash flow remains strong, which was even further supported by the incremental earnings contribution of SGK, as reflected in our adjusted earnings per share of $2.74.  As a result of our cash flow, we have already begun to repay the borrowings incurred for the acquisition.  As of September 30, 2014, we repaid $20 million of these borrowings.

"In addition, following closing of the transaction, we re-initiated our stock repurchase program and repurchased over 100,000 shares of our common stock in the last two months of the recent quarter.  Further, due to our confidence in the Company's operating cash flow model going forward, the Board raised our quarterly dividend rate by 18%.

 "For the most recent quarter, we reported higher sales in our Cemetery Products, Graphics Imaging (excluding SGK), Merchandising Solutions, and Marking and Fulfillment Systems businesses compared to a year ago.  Substantially all of these increases reflected organic sales growth.  In addition, the benefits of our recent strategic cost initiatives contributed to our consolidated operating profit improvement."

Mr. Bartolacci further stated:  "We will continue to devote a significant level of effort to the integration of SGK.  Due to the size of this acquisition and the projected synergy benefits from integration, this effort is expected to continue for an extended period of time.  Of our original projected synergy range of $35 million to $45 million, our integration teams have already identified $37 million to date.  The costs associated with this integration, and acquisition step-up expense, will impact our results for fiscal 2015.  Consistent with our practice, we will identify these costs on a quarterly basis as incurred."

*            *            *            *

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.13 per share on the Company's common stock for the quarter ended September 30, 2014, representing an increase of 18.2% and a dividend yield of 1.1% based on the closing price of the Company's common stock today.  The new dividend represents an annual rate of $0.52 per share.  The dividend is payable December 8, 2014 to stockholders of record November 24, 2014.

Matthews International Corporation                                                                                                                        4 of 6            November 13, 2014

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking and fulfillment systems, and merchandising solutions.  The Company's products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand development and brand management; pre-media and imaging services; printing plates and cylinders; marking and coding equipment and consumables, industrial automation products and order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company's control.

Matthews International Corporation                                                                                                                                  5 of 6              November 13, 2014

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2014	2013	2014	2013
Sales	$349,832	$252,706	$1,106,597	$985,357
Cost of sales	(233,124)	(162,419)	(714,101)	(628,839)
Gross profit	116,708	90,287	392,496	356,518
Selling and administrative expenses	(101,897)	(66,824)	(309,605)	(260,726)
Operating profit	14,811	23,463	82,891	95,792
Other income (deductions), net	(5,869)	(2,888)	(15,095)	(14,356)
Income before income taxes	8,942	20,575	67,796	81,436
Income taxes	(3,418)	(5,759)	(23,476)	(26,664)
Net Income	5,524	14,816	44,320	54,772
Non-Controlling Interests	(360)	(366)	(646)	116
Net Income attributable to Matthews	$5,164	$14,450	$43,674	$54,888
Earnings per Share – Diluted	$0.16	$0.52	$1.53	$1.98

Matthews International Corporation                                                                                                                              6 of 6              November 13, 2014

The Company periodically provides information derived from consolidated financial data which is not presented in the consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles ("GAAP").  Certain of this information are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules.  The Company believes that this information provides management and investors with a useful measure of the Company's operating results on a comparable basis.  These non-GAAP financial measures are supplemental to the Company's GAAP disclosures and should not be considered an alternative to the GAAP financial information.

	Three Months Ended September 30,		Fiscal Years Ended September 30,
	2014	2013	2014	2013
Earnings per share, as reported	$0.16	$0.52	$1.53	$1.98
Pension and postretirement expense adjustment (1)	0.02	0.05	0.09	0.18
Acquisition-related items	0.28	(0.04)	0.49	(0.14)
SGK inventory step-up expense	0.20	-	0.22	-
Cost reduction initiatives and other charges	0.06	0.21	0.18	0.43
Litigation costs	0.02	-	0.07	-
Intangible asset impairment	-	-	-	0.04
Intangible amortization expense	0.08	0.03	0.16	0.10
Earnings per share, as adjusted	$0.82	$0.77	$2.74	$2.59

Note:  All per-share amounts are net of tax.
(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs.  Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses.  The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits.  The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates.  Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.